LIST OF SUBSIDIARIES OF REGISTRANT

XACCT Technologies, Inc., a Delaware corporation located in California, USA.

XACCT Technologies (UK) Limited, an English private company.

XACCT Technologies (Germany) Gmbh

XACCT Technologies (Sweden) AB

XACCT Technologies France S.A.R.L.